Exhibit 10(b)

United States Steel Corporation Senior Executive Officer
Annual Incentive Compensation Plan

1.               Purpose

The objectives of the Senior Executive Officer Annual Incentive Compensation Plan (the “Plan”) are to advance the interests of the Corporation by providing Plan Participants with annual incentive opportunities linked directly to specific results.  It is intended that the Plan will:

(a)                      reinforce the Corporation’s goal-setting and strategic planning process,

(b)                     recognize the efforts of senior executive officers in achieving objectives, and

(c)                      aid in attracting and retaining competent senior executive officers, thus ensuring the long-range success of the Corporation.

2.               Definitions

The following definitions will apply:

Award -	An award granted under the Senior Executive Officer Annual Incentive Compensation Plan.

Board -	The Board of Directors of United States Steel Corporation.

Committee -

The Compensation & Organization Committee of the Board of Directors of United States Steel Corporation, which will consist of not less than three directors of the Corporation who are appointed by the Board of Directors and who will not be and will not have been an officer or an employee of the Corporation.  In addition, in order to be a member of the Committee, a director must be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

Corporation -	United States Steel Corporation, together with any 80% or more owned subsidiary companies.

Participant -	A senior executive officer who is eligible to receive incentive compensation under the Plan.

3.               Administration

The Committee will administer the Plan and will make all other determinations necessary under the Plan.  Determinations made by the Committee will be final and binding upon Participants and their legal representatives and, in the case of deceased Participants, upon their executors, administrators, estates, beneficiaries, heirs and legatees.  The terms and provisions of the Plan will be construed under and controlled by the law of the Commonwealth of Pennsylvania.

4.               Participants

Participants in the Plan are employees who served the Corporation in one of the positions listed below for at least a portion of the year for which Awards are made:

Chairman Chief Executive Officer President Vice Chairmen Chief Operating Officer Chief Financial Officer Chief Legal Officer Executive Vice Presidents Senior Vice Presidents

Awards made to individuals who die (in which case the Award will be made to the estate of the Participant) or retire during the year will be prorated based on the period of active employment.  An employee who is a participant in any other cash incentive plan for a year or portion thereof may not participate in the Plan for the same year or portion thereof.

5.               Determination of Awards

Each Award granted under the Plan will be based upon the performance of the Corporation.  Performance will be evaluated using the specific performance measures outlined in the table below.  The Committee has the authority to adopt, in accordance with regulations established under the Code, applicable target levels under these performance measures and the amounts to be awarded for attaining these target levels.

The Committee reserves the right to reduce the amount of an Award or eliminate an Award that would otherwise be payable to a Participant under the Plan.  In no event will the amount of an Award payable to a Participant for a year exceed $3.0 million.

Applicable Performance Measures

Income From Operations

Steel Shipments

Worker Safety (Injury Frequency Rate)

Toxic Emissions Improvements

Work Force Diversity

Common Stock Performance

6.               Payment of Awards

Awards can be paid under the Plan only after the Committee certifies in writing that the applicable performance measures have been satisfied.

The Compensation Committee may permit deferral of receipt of all or any portion of an Award granted under the Plan for such period and under such conditions as the Committee may determine, including the payment of interest at a reasonable rate.

No Award will be paid to a Participant who quits or is discharged prior to payment of an Award.

Unless receipt is deferred, an Award will be paid in cash as soon as practicable following the determination of Awards.  Awards are subject to income and payroll tax withholding.

Awards will not be considered as part of the Participant’s salary and will not be used in the calculation of any other pay, allowance or benefit except for provisions as stated under the Supplemental Pension Program.

7.               Effective Date

Subject to approval by a majority of votes present in person or represented by proxy and entitled to vote on October 25, 2001, this Plan will have an effective date of January 1, 2002.